BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

*090204

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

                 USE BLACK INK ONLY - DO NOT HIGHLIGHT
ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
 For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ULURU Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

RESOLVED, that the third paragraph of Article IV of the Restated Articles of Incorporation be, and it hereby is, amended by deleting such paragraph in entirety and substituting the following in its place:

The total number of shares of stock which the corporation shall have authority to issue is Seven Hundred Fifty Million and Twenty Thousand (750,020,000) shares, of which Seven Hundred Fifty Million (750,000,000) shall be Common Stock, $0.001 par value per share, and Twenty Thousand (20,000) shares shall be Preferred Stock, $0.001 par value per share (the “Preferred”).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  163,535,888 in favor, or 81.21%

4.	Effective date and time of filing: (optional) Date: July 26, 2017 Time:

(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

X /s/ Terrance K. Wallberg
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

     IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.